EXHIBIT 1.B



                            FARMLAND INDUSTRIES, INC.
                    AND AMERICAN HEARTLAND INVESTMENTS, INC.
                             SALES AGENCY AGREEMENT


       THIS AGREEMENT is made as of the date which is set forth at the end of this Agreement, by and between American Heartland Investments, Inc., a Kansas corporation, (hereinafter referred to as the "BROKER-DEALER"), and FARMLAND INDUSTRIES, INC, a Kansas corporation, having its principal offices at 3315 North Oak Trafficway, Kansas City, Missouri 64116 (hereinafter referred to as the "COMPANY").

       The COMPANY is offering debt certificates to the general public and to owners of Farmland's securities for exchange.

       The COMPANY hereby agrees to appoint the BROKER-DEALER and its agents to effect sales of the Certificates under the following terms and conditions:

       Section 1.  Appointment and Suspension.

       (a) The BROKER-DEALER is hereby appointed, subject to the provisions of this Agreement, to act as BROKER-DEALER for the sale of the COMPANY'S Subordinated Capital Investment Certificates, Subordinated Monthly Income Capital Investment Certificates and Demand Loan Certificates and other debt securities which may be offered by the COMPANY (the "Certificates"). The offerings of the COMPANY are to be made pursuant to Rule 415 of the Securities and Exchange Commission (the "SEC") on a continuous basis.

       (b) The COMPANY'S offering of Certificates may be temporarily suspended pursuant to Item 17 of the COMPANY'S Registration Statement dated December 29, 1993. The COMPANY shall promptly advise the BROKER-DEALER of any such suspension, and the subsequent recommencement of the offering. Upon receipt of such a suspension notice, the BROKER-DEALER shall immediately suspend its sales efforts hereunder, until the BROKER-DEALER receives a notice of recommencement.

       Section 2. Representations and Warranties of BROKER-DEALER. The BROKER-DEALER hereby covenants, represents and warrants to and for the benefit of the COMPANY that:

       (a) The BROKER-DEALER is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended, is registered as a broker-dealer in all states in which it conducts business and is a member in good standing of the National Association of Securities Dealers, Inc. (hereinafter referred to as the "NASD"). The BROKER-DEALER will notify the COMPANY in writing of any change in its status as described in this subsection
(a).

       (b) The BROKER-DEALER will aid in the placement of the Certificates on a "best efforts" basis through the distribution to potential investors, subject to the provisions of this Agreement and to applicable securities laws and regulations and the rules and regulations of the NASD. The BROKER-DEALER agrees to utilize only the current prospectus relating to the Certificates (the "Prospectus") and appropriate amendments and such offering materials which are provided by the COMPANY or which have been previously approved by the COMPANY in writing in connection with the offering and sale of the Certificates. The BROKER-DEALER acknowledges that from time to time the COMPANY may, in its sole discretion, provide the BROKER-DEALER or its representatives with certain information not contained in the Prospectus in connection with the BROKER-DEALER'S "due diligence" examination. The BROKER-DEALER agrees that no reference to any such material, which is not described or contained in the Prospectus or any amendment thereto, will be disclosed, whether orally or in writing, to any potential investor or appear in any analysis, report or literature prepared by the BROKER-DEALER or its representatives, except with prior written consent of the COMPANY.

       (c) The BROKER-DEALER will at all times comply with all applicable Federal, state, local and common laws and all applicable rules, regulations and orders of any court, government or unit or agency thereof, and of the NASD.

       (d) The BROKER-DEALER will offer placement services for the Certificates only in those states where both of the following occur:

            (1) The BROKER-DEALER is licensed as a broker-dealer, from time to time; and

            (2) The COMPANY has advised the BROKER-DEALER in writing that: (A) the COMPANY has obtained "blue sky" clearance, (B) an exemption from the applicable filing requirements is available, or (C) there are no "filing" requirements;

       Such placement services by the BROKER-DEALER will be offered only in amounts within the maximum amount of securities for which such clearance or exemption may, from time to time, exist. The BROKER-DEALER is at this time registered as a broker-dealer and licensed to sell securities in the states of Kansas and Texas.

       (e) The BROKER-DEALER will diligently make inquiries of all prospective investors to ascertain whether a purchase of any Certificates is suitable for each prospective investor.

       (f) The BROKER-DEALER will obtain from Certificate purchasers fully completed and duly executed documents as required by the COMPANY and promptly transmit same to the COMPANY or its designee.

       (g) There is no action, suit, litigation or proceeding before or by any court or governmental agency pending or threatened against, or involving the property or business of the BROKER-DEALER which might result in any material adverse change of the condition (financial or otherwise), business or prospects of the BROKER-DEALER and there is no action or proceeding of which the BROKER-DEALER has been advised, in any court or governmental agency concerning its activities as a broker or dealer, nor has the BROKER-DEALER been named as a "cause" in any such action or proceeding.

       (h) This Agreement has been duly and validly authorized, executed and delivered by and on behalf of the BROKER-DEALER and constitutes the valid and binding agreement of the BROKER-DEALER enforceable against it in accordance with its terms subject to any applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforceability of creditor's rights generally, from time to time in effect and except as the indemnification provisions of Section 6 hereof may be limited under the Federal securities laws.

       (i) The BROKER-DEALER has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all action required by law, its Certificate of Incorporation, its By-Laws, or otherwise to authorize the execution, delivery and performance of this Agree-ment. And the execution, delivery and performance of this Agreement does not violate the provisions of the Certificate of Incorporation or By-Laws of the BROKER-DEALER or any law or any agreement to which the BROKER-DEALER is party or by which the BROKER-DEALER and/or its assets are bound, or any order, rule or regulation applicable to the BROKER-DEALER of any court or any governmental body or administrative agency having jurisdiction of the BROKER-DEALER.

       (j) The BROKER-DEALER will not sell any certificates to discretary accounts without prior specific written approval of the customer.

       Section 3. Representation and Warranties of the COMPANY. The COMPANY hereby covenants, represents and warrants to and for the benefit of the BROKER-DEALER that:

       (a) The COMPANY will at all times comply with all applicable rules, regulations and orders of any court, government or unit or agency thereof, and the NASD.

       (b) There is no action, suit, litigation or proceeding before or by any court or governmental agency pending or threatened against or involving the property or business of the COMPANY or its Affiliates, which is likely to result in any material adverse change of the condition (financial or otherwise), business or prospects of the COMPANY or its Affiliates, other than as disclosed in the COMPANY'S annual report filed with the SEC on Form 10K for the year ended August 31, 1993.

       (c) This Agreement has been duly and validly authorized, executed and delivered by and on behalf of the COMPANY and constitutes the valid and binding agreement of the COMPANY enforceable against it in accordance with its terms subject to any applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforceability of creditor's rights generally, from time to time in effect and except as the indemnification provisions of the
Section 6 hereof may be limited under the Federal securities laws.

       (d) The COMPANY has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and has taken all action required by law, its Certificate of Incorporation, its By-Laws, or otherwise to authorize the execution, delivery and performance of the Agreement and the execution, delivery and performance of the Agreement does not violate the provision of the Certificate of Incorporation or By-Laws of the COMPANY or agreement to which the COMPANY is a party or by which the Company and/or its assets are bound, or any order, rule or regulation applicable to the COMPANY of any court or any governmental body or administrative agency having jurisdiction over the COMPANY.

       (e) A registration statement has been prepared with respect to the Certificates, including a prospectus prepared by the COMPANY which is materially in conformity with the requirements of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations of the SEC thereunder and has been filed with the SEC under the Act.

       (f) To the Company's knowledge, neither the SEC nor the National Association of Securities Dealers has issued any order preventing or suspending the use of any Prospectus with respect to the Certificates and any further amendments or supplements thereto. The COMPANY further represents that said Prospectus and related documents contain all statements which are required to be stated therein by the Act and the Rules and Regulations and conform in all material respects with the requirements of the Act and the Rules and Regulations; neither the Registration Statement nor the Prospectus nor any amendment or supplement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representations or warranties are made as to information contained in or omitted from the Registration Statement or the Prospectus or any amendment or supplement thereto in reliance upon written information furnished to the COMPANY by the BROKER-DEALER or its representatives specifically for inclusion therein.

       (g) The consolidated financial statements of the COMPANY included in the Prospectus fairly present the balance sheets, statements of operations, cash flows, and capital, shares and equities of the COMPANY at the respective dates of such statements and for the periods therein set forth and have been prepared in conformity with generally accepted accounting principles.

       (h) The COMPANY represents that there are no minimum requirement of Certificates to be sold to make the offering effective and that no escrow requirement exists under NASD or under the Act.

       (i) The COMPANY assures the BROKER-DEALER that the States' "blue sky" securities laws shall have been complied with and all conditions pertaining to State securities laws and regulations in the states in which the COMPANY allows the BROKER-DEALER to offer Certificates will have been met prior to such offering of said Certificates by the BROKER-DEALER or its agents.

       (j) The COMPANY has presently obtained "blue sky" clearance in the states of Arizona, Arkansas, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, Ohio, Oklahoma, South Dakota, Texas, Washington, and Wyoming. The COMPANY shall promptly notify the BROKER-DEALER in the event of any changes.

       Section 4.  Compensation.

       A. The COMPANY shall pay the BROKER-DEALER as its compensation for acting as the sales agent in accordance with the other provisions of this agreement, the compensation described in the attached Exhibit A, herein incorporated by reference.

       B. The BROKER-DEALER shall not be entitled to receive compensation based upon purchases of Certificates by investors who have, within the two (2) years prior to such purchase through the BROKER-DEALER, purchased a Certificate either through a Farmland Securities Company agent or from Farmland, unless such investor has previously or concurrent with the purchase through the BROKER-DEALER delivered to Farmland a signed written election appointing the BROKER-DEALER as the investor's agent of record.

       C. Immediately upon expiration or termination of this Agreement, Farmland shall no longer recognize the BROKER-DEALER as an agent of record for sales of Certificates. Farmland shall compensate the BROKER-DEALER for each subscription for a Certificate received by Farmland in acceptable form on or before the date of termination, regardless of whether Farmland actually accepts the subscription before or after the expiration or termination date.

       D. The compensation shall be paid to the BROKER-DEALER only to the extent permitted under applicable Federal and state securities laws, and then only upon the BROKER-DEALER'S satisfaction of the following:

            (1) That the BROKER-DEALER has delivered to the COMPANY all subscription documents, properly completed and signed by the applicable investor; and

            (2) That the investor's payment for his Certificate has cleared such investor's bank; provided that if the COMPANY, in its sole discretion, compensates BROKER-DEALER with respect to an investor whose check is thereafter dishonored (or otherwise not paid by the investor's bank), then the COMPANY shall offset such compensation repayment against compensation that is due for the month in which the COMPANY discovers such dishonored check.

       E. The BROKER-DEALER acknowledges that the COMPANY shall have the right, in its sole and absolute discretion, to reject any investor which is secured by, or through, the BROKER-DEALER, in which case, no compensation shall be due to the BROKER-DEALER with respect to said rejected investor.

       F. In the event this contract is signed by both parties and becomes effective, the COMPANY shall pay the BROKER-DEALER, in compensation for the BROKER-DEALER'S legal fees and expenses, due diligence, marketing and advertising one-half of one percent (1/2 %) of the face amount of the COMPANY'S Subordinated Capital Investment Certificates and Subordinated Monthly Income Capital Investment Certificates (but excluding Demand Loan Certificates) which the BROKER-DEALER sells for cash (excluding exchanges and calls). The COMPANY shall add the BROKER-DEALER as an additional beneficiary of the due diligence work performed by Interstate/Johnson Lane Corporation with respect to the COMPANY'S offering of the Certificates.

            Section 5. Condition of Performance. The COMPANY acknowledges that the obligations of the BROKER-DEALER are limited to a "best efforts" basis, and that there is no obligation or undertaking, express or implied, that the BROKER-DEALER is making a commitment to sell a minimum face amount of Certificates. In addition, the duties and obligations of the parties which are provided for in this Agreement shall be subject to the accuracy, between the date hereof and the date of completion of the sale of the Certificates, of the representations and warranties which are made by the parties herein.

            Section 6.  Indemnification.

       A. The COMPANY agrees to indemnify and hold harmless the BROKER-DEALER and its employees, officers, directors and each person who controls the BROKER-DEALER within the meaning of Section of 15 of the Act, from and against any losses, claims, damages or liabilities, joint or several, to which it may become subject, under said Act or otherwise (including any reasonable legal or other reasonable expenses incurred in connection therewith), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any material violation of the Act by the COMPANY; (ii) any material violation by the COMPANY of the blue sky laws of any state in which the Certificates shall be offered or sold by the BROKER-DEALER; or (iii) any material violation of the covenants, representations or warranties of the COMPANY which are contained in this Agreement.

       B. The BROKER-DEALER agrees to indemnify and hold harmless the COMPANY, its subsidiaries and affiliates, and their employees, agents, officers, directors, legal counsel and each person, if any, who controls the COMPANY, its subsidiaries and affiliates, within the meaning of Section 15 of the Act, from and against any losses, claims, damages or liabilities, joint or several, to which any of them may become subject, under said Act or otherwise (including any legal or other reasonable expenses incurred in connection therewith) insofar as such losses, claims, damages or liabilities (or such actions in respect thereof) arise out of or are based upon (i) a failure by the BROKER-DEALER to comply with the applicable laws, rules and regulations governing qualification and conduct of BROKER-DEALER under Federal and/or state securities laws; (ii) any other violation of said Act by the BROKER-DEALER, (iii) any violation by the BROKER-DEALER of the blue sky laws of any state in which the Certificates shall be offered or sold; or (iv) any violation of the covenants, representations or warranties of the BROKER-DEALER in this Agreement.

       Section 7.  Termination of Agreement

       A. This Agreement may be terminated by either party, either with cause or without cause. "Cause" shall be defined as a material breach of this Agreement. Either party may exercise its right to terminate without Cause upon sixty (60) days written notice to the other party. Either party may exercise its right to terminate for Cause upon seven (7) days notice to the other party, during which period the other party shall have the right to cure the default. In the event of either such termination, all of the obligations of the parties hereto which are required to be performed pursuant to this Agreement shall be performed with respect to any sales which are made pursuant to this Agreement.

       B. Upon any termination of this Agreement, the COMPANY's obligation to the BROKER-DEALER shall cease, with the exception of the obligation of the COMPANY to pay the BROKER-DEALER the amount of any compensation which is due the BROKER-DEALER (as provided for in Section 4 of the Agreement) for sales made prior to the date of termination. Not withstanding anything to the contrary herein contained, Section 6 of this Agreement shall survive termination.

       Section 8. Independent Contractors. It is understood and agreed that the BROKER-DEALER's relationship with the COMPANY is that of an independent contractor and nothing herein shall be construed as creating a relationship of partners, joint venture, or employer and employees, between the BROKER-DEALER and COMPANY or its Affiliates.

       Section 9. Assignment. No rights or interest of the BROKER-DEALER arising hereunder may be assigned by the BROKER-DEALER except with prior written consent of the COMPANY; provided, however that the BROKER-DEALER shall have the right to assign any payments which are due to it hereunder; provided further, however, that in the event of any such assignments, the BROKER-DEALER continues to be obligated to perform its obligations hereunder; and provided further, however, that such assignment is permitted pursuant to applicable Federal and state securities laws.

       Section 10. Waiver. Except as otherwise specifically provided for hereunder, no party shall be deemed to have waived any of its rights hereunder or under any other agreement, instrument or paper signed by any of them with respect to the subject matter hereof, unless such waiver is in writing and signed by the party waiving said right. Except as otherwise specifically provided for hereunder, no delay or omission by any party in exercising any right with respect to the subject matter hereof shall operate as a waiver of such right or any such other right. A waiver on any one occasion with respect to the subject matter hereof shall not be construed as a bar to, or waiver on any future occasion.

       Section 11. Rights Cumulative. All rights and remedies with respect to the subject matter hereof, whether evidenced hereby or other agreement, instrument, or paper, will be cumulative, and may be exercised separately or concurrently.

       Section 12. Entire Agreement. The parties have not made any representations, warranties, or covenants not set forth herein with respect to hereof, and this Agreement constitutes the entire Agreement between them with respect to the subject matter.

       Section 13. Amendments. This Agreement may not be changed, modified, terminated, or discharged orally, but only by a written agreement which is signed by all of the parties to this Agreement.

       Section 14. Further Instruments. The parties agree to execute any and all such other and further instruments and documents, and to take any and all such further actions reasonably required to effectuate this Agreement and the intent and purpose hereof.

       Section 15. Notice. All notices or other communications required or permitted hereunder shall be in writing and shall be mailed by First Class, Registered or Certified Mail, Return Receipt Requested, postage prepaid, or acceptable overnight courier as follows:

To the COMPANY:         Farmland Industries, Inc.
                              P.O. Box 7305
                              3315 North Oak Trafficway
                              Kansas City, MO 64116-0005
                              Attn:  Director, Corporate Securities

To the BROKER-DEALER:   American Heartland Investments Inc.
                              P. O. Box 1303
                              219 South Santa Fe
                              Salina, KS 67401
                              Attn: Robert Hamman, Pres.

       Section 16. Missouri Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Missouri, without giving effect to the principle of conflicts of law.

       Section 17. Successors and Assigns. Subject to the restrictions which are contained in Section 9 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, personal representatives, successors or assigns.

       Section 18. Conditions Precedent. The effectiveness of this contract shall be subject to the following conditions precedent: (a) any clearance of this contract that may be required by the NASD, and (b) the acceptance by the SEC of the COMPANY'S change in its plan of distribution.

       WITNESS WHEREOF, the parties to hand or caused these presents to be signed officers, effective as of the 29th day of December 1993.


AMERICAN HEARTLAND                  FARMLAND INDUSTRIES, INC.
INVESTMENTS, INC.


By:      ROBERT L. HAMMAN                  By:        H. D. CLEBERG
       Robert L. Hamman,                              H.D. Cleberg
         Its President                               President & CEO


State of incorporation: Kansas

Address:          219 South Santa Fe
                  P.O. Box 1303
                  Salina, KS 67402

Phone:            (913) 825-5050

Corporate Tax ID No.:  48-1069296

CRD Number:
19768

American Heartland Investments, Inc.
Farmland Industries, Inc.
Sales Agency Agreement


                                    EXHIBIT A
                                  COMPENSATION
                                   (Section 4)

The COMPANY shall compensate the BROKER-DEALER, at the following rates, payable upon sale and acceptance of such Certificates (to purchasers other than local Cooperatives which are members of Farmland Industries):

       (1) For each Subordinated Capital Investment Certificate or Subordinated Monthly Income Capital Investment Certificate, a commission of four percent (4%) of the purchase price of such Certificate, payable upon sale and acceptance of the Certificate.

       (2) For each Demand Loan Certificate, a commission of one-half of one percent (1/2%) of the purchase price of the Demand Loan Certificate, payable upon initial sale and acceptance of the Certificate; and a commission of one quarter of one percent (1/4%) of the amount renewed of a Demand Loan Certificate, payable upon any renewal not in excess of three renewals of each such Demand Loan Certificate. (No commission shall be paid on such renewals in excess of three.)

       (3) For each exchange of a Subordinated Capital Investment Certificate or Subordinated Monthly Income Capital Investment Certificate, a commission of one and one-half of one percent (1-1/2%) of the amount exchanged, payable upon issuance of the replacement Certificate.

       (4) For each COMPANY call (or refinancing) of a Subordinated Capital Investment Certificate or Subordinated Monthly Income Capital Investment Certificate, a commission of two and one-half of one percent (2-1/2%) of the amount exchanged, payable upon issuance of the replacement Certificate..

This commission rate schedule shall remain in effect until sixty (60) days after BROKER-DEALER'S receipt of a revised rate schedule adopted in COMPANY'S sole discretion.

Exhibit effective date: Date of execution of Sales Agency Agreement.